                                                                      EXHIBIT 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           -------------------                 ------------------
                                                         JULY 2           JULY 3             JULY 2            JULY 3
                                                          1994             1993               1994              1993
                                                       ----------       ----------         ----------        ----------


PRIMARY EARNINGS PER SHARE
- - --------------------------

Net income                                               $58,916           $55,731           $111,814         $108,460
Less preferred stock dividends                               785               780              1,568            1,556
                                                         -------           -------           --------         --------
Net income available to
   common stockholders                                   $58,131           $54,951           $110,246         $106,904
                                                         =======           =======           ========         ========


Average number of common
   shares outstanding                                     64,645            64,327             64,589           63,586
                                                          ======            ======             ======           ======


Primary earnings per share                                 $0.90             $0.85              $1.71            $1.68
                                                           =====             =====              =====            =====



FULLY DILUTED EARNINGS PER SHARE
- - --------------------------------

Net income                                               $58,916           $55,731           $111,814         $108,460
Increased ESOP contribution
   required if preferred stock
   were converted to common                                  379               397                758              793
                                                         -------           -------           --------         --------
Fully diluted earnings                                   $58,537           $55,334           $111,056         $107,667
                                                         =======           =======           ========         ========


Average number of common
   shares outstanding                                     64,645            64,327             64,589           63,586
Additional common equivalent
   shares resulting from:
   Conversion of preferred stock                           1,627             1,650              1,630            1,652
   Dilutive effect of stock options                          321               381                334              419
                                                          ------            ------             ------           ------
Average number of common and
   common equivalent shares                               66,593            66,358             66,553           65,657
                                                          ======            ======             ======           ======

Fully diluted earnings per share                           $0.88             $0.83              $1.67            $1.64
                                                           =====             =====              =====            =====





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